Exhibit 10.11

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

ATENTO S.A. 2014 OMNIBUS INCENTIVE PLAN

* * * * *

Participant:

Grant Date:

Number of Restricted Stock Units Granted:

* * * * *

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Atento S.A., a corporation incorporated and existing in the Grand Duchy of Luxembourg (the “Company”), and the Participant specified above, pursuant to the Atento S.A. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Board; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, including (without limitation) the Participant’s entering into the Employee Non-Compete Agreement attached hereto as Exhibit A, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan in force as of the date hereof, all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Restricted Stock Unit Award. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting.

(a) Subject to the provisions of Sections 3(b) and 3(c) hereof, the RSUs subject to this Award shall become vested only if each of the Time Vesting Condition and the Performance Vesting Condition set forth in this Section 3 are satisfied. RSUs that satisfy each of these conditions are referred to herein as “Vested RSUs” and RSUs that have not satisfied both of these conditions are referred to herein as “Unvested RSUs”.

(i)	Time-based vesting conditions. 100% of the RSUs shall satisfy the time-based vesting condition (the “Time Vesting Condition”) upon the third (3rd) anniversary of the Grant Date hereof, subject to the Participant not incurring a Termination prior to such date; provided, however, that if the Participant incurs a Termination prior to the third anniversary of the Grant Date and such Termination is also a Good Leaver Termination (as defined below), a portion of the RSUs shall be deemed to have satisfied the Time Vesting Condition, with such portion determining by multiplying the total number of RSUs granted hereunder by a fraction, the numerator of which is the number of months of employment that have elapsed between the Grant Date and the date of such Termination, and the denominator of which is 36. Any RSUs that have not satisfied the Time Vesting Condition as of the date of Termination (after taking into account any accelerated vesting provided in the previous sentence and/or in Section 3(b)), shall immediately expire upon such Termination. For purposes herein, a “Good Leaver Termination” is a Termination that occurs by reason of a Participant’s death; Disability; a retirement by mutual agreement between the parties; a Termination by the Company or any of its Subsidiaries other than for Cause; or for any reason deemed a “Good Leaver Termination” by the Board.

(ii)	Performance-based vesting conditions. 50% of the RSUs shall satisfy the performance-vesting condition (the “Performance Vesting Condition”), if at all, based on the TSR thresholds set forth in the table below (the “TSR Tranche”), as determined by the Board, and measured from the [Registration Date through the third (3rd) anniversary of the end of the financial quarter immediately preceding the Grant Date][1] (the “Performance Period”); and the remaining 50% of the RSUs shall satisfy the Performance Vesting Condition, if at all, based on the Adjusted EBITDA thresholds set forth in the table below (the “EBITDA Tranche”), as determined by the Board following the conclusion of the Performance Period[; provided, that for purposes of measuring the EBITDA Tranche, the Performance Period shall include the time period between end of the financial quarter immediately preceding the Grant Date through the third (3rd) anniversary of the end of the financial quarter immediately preceding the Grant Date][2].

[1]	IPO grants only; for subsequent grants, insert “end of the financial quarter immediately preceding the Grant Date through the third (3rd) anniversary of such date.
[2]	IPO grants only; for subsequent grants, delete bracketed language.

	TSR	Adjusted EBITDA
Threshold Performance (25% of applicable RSUs satisfy Performance Vesting Condition)	10% compound annual growth	8% compound annual growth

Maximum Performance (100% of applicable RSUs satisfy Performance Vesting Condition)	22% compound annual growth	13.5% compound annual growth

With respect to each tranche (considered individually), (i) none of the relevant RSUs shall satisfy the applicable Performance Vesting Condition if the respective Threshold Performance percentage set forth above is not achieved; (ii) 25% of the relevant RSUs shall satisfy the applicable Performance Vesting Condition if the respective Threshold Performance percentage set forth above is achieved; (iii) 100% of the relevant RSUs shall satisfy the applicable Performance Vesting Condition if the respective Maximum Performance percentage set forth above is achieved or exceeded; and (iv) the relevant RSUs shall vest on a straight line interpolation basis if performance exceeds the respective Threshold Performance percentage but does not achieve the respective Maximum Performance percentage. In no event shall more than 100% of the RSUs allocated to particular Performance Vesting Condition be deemed to satisfy such Performance Vesting Condition. The Board shall determine whether the applicable Performance Vesting Condition is satisfied within forty-five (45) days following the end of the Performance Period. To the extent that the Board determines that the Performance Vesting Condition has not been satisfied, the RSUs shall immediately expire (whether or not the Time Vesting Condition is satisfied) and the Participant shall have no further rights under the RSUs.

(b) Board Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that Unvested RSUs shall become Vested RSUs at any time and for any reason.

(c) Take Private Transaction. Notwithstanding anything to the contrary contained in the Plan or herein, if 100% of the Company’s shares of Common Stock cease to be traded on a nationally recognized stock exchange and the Company is no longer listed on any such exchange, or in the event that the Board passes a resolution stating that for purposes of the Plan such a transaction is imminent (a “Take Private Transaction”), (i) a portion of the RSUs shall be deemed to have satisfied the Time Vesting Condition, with such portion determining by multiplying the total number of RSUs granted hereunder by a fraction, the numerator of which is the number of months of employment that have elapsed between the Grant Date and the date of such Take Private Transaction, and the denominator of which is 36; (ii) the Performance Period shall be measured from the end of the financial quarter immediately preceding Grant Date through the end of the financial quarter immediately preceding date of such Take Private Transaction; and (iii) subject to Section 3(b) hereof, any RSUs that remain outstanding through the end of the Performance Period (as modified herein), and to which the Board determines that either of the Time Vesting Condition or the applicable Performance Vesting Condition has not been satisfied, shall expire immediately following the Board’s determination.

(d) Forfeiture. Subject to the Board’s discretion to accelerate vesting hereunder, (i) no additional RSUs shall satisfy the Time Vesting Condition following the Participant’s Termination for any reason (after taking into account any RSUs that satisfy the Time Vesting Condition due to such termination being a Good Leaver Termination), and (ii) any RSUs that remain outstanding through the end of the Performance Period, and to which the Board determines the applicable Performance Vesting Condition has not been satisfied, shall expire immediately following the Board’s determination. In the event of a Participant’s Termination by the Company for Cause or upon a material breach of any provision of the Employee Non-Compete Agreement, attached hereto as Exhibit A, or any other restrictive covenant agreement between the Company and the Participant, all Unvested RSUs and any Vested RSUs that have not yet been settled in accordance with Section 4 herein shall be immediately forfeited upon such Termination or material breach, and the Participant shall have no further rights hereunder.

(e) Definitions. For purposes herein, “Adjusted EBITDA” shall mean the last twelve months’ per year compound growth in constant currency adjusted earnings before interest, tax, depreciation and amortization, pro-forma for any change in perimeter, and “TSR” shall mean the per year compound growth rate in total shareholder return; provided that the Adjusted EBITDA targets set forth above shall be adjusted as determined by the Board to reflect any Section 4.2 Event.

4. Delivery of Shares.

(a) General. Subject to the Section 4(b) hereof, promptly following the date that the RSUs become Vested RSUs [(but in no event later than March 15 of the calendar year following the calendar year in which the Performance Period ends or, if earlier, March 15 of the calendar year following the calendar year in which the RSUs become Vested RSUs]3, the Participant shall receive the number of shares of Common Stock that correspond to such number of RSUs that have become vested on the applicable vesting date; provided that the Participant shall be obligated to pay to the Company the aggregate accounting par value of the shares of Common Stock to be issued within ten (10) days following the issuance of such shares unless such shares have been issued by the Company from the Company’s treasury.

[3]	U.S. participants only.

(b) Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 4(a) hereof, such distribution shall be instead made on the [earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) March 15 of the calendar year following the calendar year in which the RSUs became Vested RSUs, and (iii) March 15 of the calendar year following the calendar year in which the Performance Period ends.

(c) Specified Employees. Notwithstanding anything to the contrary in this Agreement, if the Participant is deemed on the date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or settlement of the RSUs provided hereunder that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death, to the extent required under Section 409A of the Code. Upon the expiration of the foregoing delay period, all payments and benefits delayed herein shall be paid or settled to the Participant in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or settled in accordance with the normal payment dates specified for them herein]4.

5. Dividends; Rights as Stockholder. Except as otherwise provided herein, the Participant shall have no rights to dividends or otherwise as a stockholder (including, without limitation, the right to vote) with respect to any shares of Common Stock covered by any RSU unless and until the Participant has become the holder of record of such shares.

6. Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Common Stock issuable hereunder.

7. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Luxembourg, without regard to the choice of law principles thereof.

8. Withholding of Tax. The Company or any of its applicable Affiliates shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company (or such Affiliate), an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA, social security and SDI obligations) which the Company (or such Affiliate), in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation

[4]	U.S. participants only. All others, insert “the date that the Participant is not subject to any such policy or restriction” and delete Section 4(c).

with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.

9. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 9.

10. Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

(a) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 10.

(b) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Common Stock of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

11. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be modified or amended by a writing signed by both the Company and the Participant.

12. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13. No Right to Employment. Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Board. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

14. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

15. Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

16. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

17. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18. Signatures. This Agreement is shall be made out in 2 (two) original copies, one for each of the Parties. All original copies hereof are identical and legally equal.

19. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

20. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

21. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ATENTO S.A.

By:

Name:

Title:

PARTICIPANT

Name:

EXHIBIT A

[attach form of Employee Non-Compete Agreement]